EXHIBIT 99.1

Anaren Reports 1st Quarter Results

SYRACUSE, N.Y., Oct. 30, 2008 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2009 first quarter ended September 30, 2008 of $38.1 million, up 18.8% from the first quarter of last year. Sales for the first quarter of fiscal 2009 included two months of sales from M.S. Kennedy Corp. and one month of sales from Unicircuit, Inc., the Company's acquisitions which closed in July and August respectively, and are reported within the Space & Defense Group. Net sales by these two new subsidiaries totaled $4.8 million in the quarter.

GAAP net income for the first quarter of fiscal 2009 was $1.3 million, or $0.09 per diluted share, compared to $2.7 million, or $0.17 per diluted share for the first quarter of last year and $1.2 million, or $0.08 per diluted share for the fourth quarter of fiscal 2008.

Non-GAAP diluted earnings per share, excluding non cash equity based compensation, acquisition related inventory step-up and intangible amortization, was $0.21 for the first quarter of fiscal 2009 compared to non-GAAP earnings per share of $0.21 for the first quarter of fiscal 2008 and $0.13 for the fourth quarter of last year.

The effective tax rate for the first quarter of fiscal 2009 was 35.0%, compared to 22.9% for the first quarter of fiscal 2008. This difference arose from the expiration of the federal research and experimentation credit at December 31, 2007, a significant decline in lower taxed foreign source income and a $350,000 decline in non-taxable investment income in the current quarter compared to the first quarter last year.

The 35.0% effective tax rate differs from the previous fiscal 2009 projected tax rate of 30.0% as a direct result of the proportion of domestic income to foreign generated income. Subsequent to this first quarter of fiscal 2009, the Federal research and experimentation credit was reinstated. Therefore, the projected effective tax rate for all of fiscal 2009 is now anticipated to be approximately 31.0%, which includes an estimated one-time research and experimentation tax benefit of $200,000 in the second quarter of fiscal 2009 resulting in a second quarter tax rate of approximately 25.0%.

GAAP operating income for the first quarter of fiscal 2009 was $1.9 million, or 5.1% of net sales, down from $2.8 million, or 8.7% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2009, excluding non-cash equity based compensation and acquisition related inventory step-up and intangible amortization was $4.3 million, or 11.3% of net sales compared to $3.7 million, or 11.5% of net sales for the first quarter of fiscal 2008.

Lawrence A. Sala, Anaren's President and CEO said, "We are pleased with the profitability improvement and the increase in net sales during the first quarter in both the Space & Defense and Wireless Groups from the fourth quarter of fiscal 2008. Improved production yields and execution on development projects positively impacted profitability for the quarter. The Space & Defense Group continued to increase its organic sales levels in addition to the increase in net sales from the acquisitions of M.S. Kennedy Corp. and Unicircuit, Inc. during the quarter. For the Wireless Group, strong demand for standard infrastructure and consumer component products throughout the quarter partially offset continued weakness in custom assembly product demand. We anticipate this relative mix of business to continue in the second quarter."

Balance Sheet

During the first quarter, the Company generated $5.1 million in operating cash flow and used $5.0 million to repurchase 471,000 shares of its common stock. Expenditures for capital additions in the first quarter were $1.8 million. Additionally, during the first quarter the Company completed the acquisitions of M.S. Kennedy Corp. and Unicircuits, Inc. Funds for these transactions were obtained from the Company's $50 million line of credit. Funds needed for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company's investments. Cash, cash equivalents and marketable debt securities at September 30, 2008 were $45.0 million.

Wireless Group

Wireless Group net sales for the quarter were $19.7 million, down 6.6% from the first quarter of fiscal 2008. Strong wireless infrastructure component demand continued throughout the quarter and partially offset the decline in demand for custom assembly products. The platform transition at a major OEM customer and the continuing challenging pricing environment for custom assembly products negatively impacted net sales for the quarter.

Sales of consumer component products were $1.4 million for the quarter, up 42% from the first quarter of last year and up 8% over the fourth quarter of fiscal 2008. The Group continued to capture new consumer component design wins for WLAN and ultra-low-power consumer wireless applications during the quarter.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia, E G Components and Richardson. Shipments to E G Components are predominately for Ericsson.

Space & Defense Group

Space & Defense Group net sales for the quarter were $18.4 million, up 67% from the first quarter of fiscal 2008 and included two months of net sales from M.S. Kennedy Corp and one month of net sales from Unicircuit, Inc., totaling $4.8 million. New orders for the quarter totaled $13.9 million and included contracts for passive ranging and radar subsystems as well as assemblies for counter IED applications. New order volume for the quarter was lower due to stronger than expected order volume received in the fourth quarter, and delays in follow-on orders for a ground based radar program. Space & Defense Group order backlog at September 30, 2008 was $77.6 million and included approximately $18.0 million from M.S. Kennedy and Unicircuit.

During the first quarter, in addition to the acquisition of M.S. Kennedy Corp., the Company completed the acquisition of Littleton, CO based Unicircuit, Inc., a manufacturer of advanced high frequency Printed Circuit Boards (PCB) for defense and aerospace applications. Unicircuit's technology will enhance Anaren's ability to capture integrated microwave assembly opportunities in advanced radar, receiver and other defense, aerospace and satellite applications.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon, ITT and Northrop Grumman.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with United States generally accepted accounting principles (GAAP), Anaren's earnings release contains non-GAAP financial measures including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related inventory step-up and intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

For the second quarter of fiscal 2009, which will include three months of net sales and earnings from M.S. Kennedy Corp. and Unicircuit, Inc., we anticipate an increase in sales for the Space & Defense Group and relatively unchanged sales for the Wireless Group. As a result, we expect net sales to be in the range of $40-45 million. We expect GAAP net earnings per diluted share to be in the range of $0.10 - $0.13 using an anticipated tax rate of approximately 31% and accounting for approximately $0.11 per share in charges related to expected stock based compensation expense and amortization of acquired intangibles and inventory step-up related to the two recent acquisitions. Non-GAAP net earnings per diluted share are expected to be in the range of $0.21 - $0.24 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company's ability to successfully integrate the MSK and Unicircuit acquisitions, including but not limited to; the timely installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisitions, including the realization of the accretive effects from the acquisitions; the Company's increased indebtedness after the acquisitions, and the unanticipated loss of key management employees. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; the ability to successfully transition the production of resistive products from the Company's Salem, New Hampshire facility to the Company's Suzhou China facility; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2008 Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and thomsonreuters.com at http://www.thomsonreuter.com on Thursday, October 30 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning October 30, 2008 through midnight November 3, 2008. To listen to the replay, interested parties may dial in the U.S. at 1-800-642-1687 and international at 1-706-645-9291. The access code is 67961309. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-866-393-8503 and International is 1-706-634-0922.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

                                    Anaren, Inc.
                      Condensed Consolidated Statements of Income
                                   (Unaudited)

                                               Three Months Ended
                                             Sept. 30,   Sept. 30,
                                               2008         2007
                                           ------------ ------------

 Sales                                      $38,124,468  $32,090,192

 Cost of sales                               26,460,000   21,571,206
                                           ------------ ------------
   Gross profit                              11,664,468   10,518,986
                                           ------------ ------------
                                                   30.6%        32.8%

 Operating expenses:
   Marketing                                  2,093,516    1,757,367
   Research and development                   3,084,567    2,603,318
   General and administrative                 4,560,271    3,362,244
                                           ------------ ------------
     Total operating expenses                 9,738,354    7,722,929
                                           ------------ ------------

 Operating income                             1,926,114    2,796,057
                                           ------------ ------------
                                                    5.1%         8.7%

 Other income (expense)
   Other income, primarily interest             403,370      750,043
   Interest expense                            (265,807)     (36,636)
                                           ------------ ------------
     Total other income (expense)               137,563      713,407
                                           ------------ ------------

 Income before income taxes                   2,063,677    3,509,464
 Income taxes                                   722,000      804,000
                                           ------------ ------------
     Net income                              $1,341,677   $2,705,464
                                           ============ ============
                                                    3.5%         8.4%

 Basic earnings per share                         $0.09        $0.17
                                                  =====        =====

 Diluted earnings per share                       $0.09        $0.17
                                                  =====        =====

 Weighted average common shares
  outstanding
   Basic                                     14,130,827   16,042,333
                                           ============ ============
   Diluted                                   14,267,831   16,365,305
                                           ============ ============

                              Anaren, Inc.
                  Condensed Consolidated Balance Sheets
                              (Unaudited)

                                            Sept. 30,
                                              2008      June 30, 2008
                                         -------------  -------------
 Assets:
 Cash, cash equivalents and short-term
 investments                               $35,186,374    $31,784,754
 Accounts receivable, net                   27,201,450     23,101,590
 Other receivables                           1,551,365      1,505,162
 Inventories                                38,460,496     26,981,367
 Other current assets                        3,549,800      3,409,084
                                         -------------  -------------
  Total current assets                     105,949,485     86,781,957

 Net property, plant and equipment          54,157,690     42,266,431
 Securities available for sale                      --        314,200
 Securities held to maturity                 9,766,775     11,993,768
 Goodwill                                   40,398,631     30,715,861
 Other intangibles                          14,338,126             --
 Other assets                                   30,720         31,159
                                         -------------  -------------
 Total assets                             $224,641,427   $172,103,376
                                         =============  =============

 Liabilities and stockholders' equity

 Liabilities:
 Current portion long-term debt             $9,800,000  $          --
 Accounts payable                            9,122,673      9,160,496
 Accrued expenses                            3,263,755      2,581,074
 Customer advance payments                     994,193      1,259,001
 Other liabilities                           4,570,873      2,618,422
                                         -------------  -------------
  Total current liabilities                 27,751,494     15,618,993

 Long term debt                             40,000,000             --
 Other non-current liabilities               8,266,413      5,620,727
                                         -------------  -------------
  Total liabilities                         76,017,907     21,239,720

 Stockholders' equity:
 Retained earnings                          95,881,959     94,540,282
 Common stock and additional paid-in
 capital                                   193,721,743    192,587,790
 Accumulated comprehensive (loss)              (45,779)      (343,990)
  Less: cost of treasury stock            (140,934,403)  (135,920,426)
                                         -------------  -------------
  Total stockholders' equity               148,623,520    150,863,656
                                         -------------  -------------

 Total liabilities and stockholders'
  equity                                  $224,641,427   $172,103,376
                                         =============  =============

                               Anaren, Inc.
  Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income,
                           and Earnings Per Share
                               (Unaudited)

                                              Three Months Ended
                                          September 30, September 30,
                                              2008          2007
                                          ------------  ------------

 Sales                                     $38,124,468   $32,090,192
                                          ------------  ------------

 GAAP gross profit                          11,664,468    10,518,986
   Equity based compensation expense(1)       189,917       214,906
   Acquisition related inventory step-up(2)  1,056,742            --
                                          ------------  ------------
   Non-GAAP gross profit                   $12,911,127   $10,733,892
                                          ============  ============
   % of sales                                     33.9%         33.4%
                                                 -----         -----

 GAAP operating income                      $1,926,114    $2,796,057
   Equity based compensation expense(1)      1,065,715       896,138
   Acquisition related inventory step-up(2)  1,056,742            --
   Acquisition related Intangible
    amortization(3)                            271,874            --
                                          ------------  ------------
   Non-GAAP operating income                $4,320,445    $3,692,195
                                          ============  ============
   % of sales                                     11.3%         11.5%
                                                 -----         -----

 GAAP net income                            $1,341,677    $2,705,464
   Equity based compensation expense(1)      1,065,715       896,138
   Acquisition related inventory step-up(2)  1,056,742            --
   Acquisition related intangible
    amortization(3)                            271,874            --
   Tax adjustment                             (769,000)     (223,000)
                                          ------------  ------------
   Non-GAAP net income                      $2,967,008    $3,378,602
                                          ============  ============
   % of sales                                      7.8%         10.5%
                                                 -----         -----

 Diluted earnings per share:
   GAAP net income                               $0.09         $0.17
   Equity based compensation expense              0.08          0.05
   Acquisition related inventory step-up          0.07          0.00
   Acquisition related intangible
    amortization                                  0.02          0.00
   Tax adjustment                                (0.05)        (0.01)
                                                 -----         -----
   Non-GAAP net income per share                 $0.21         $0.21
                                                 =====         =====
 Shares used in computing earnings per
  share:
   Diluted                                  14,267,831    16,365,305
                                          ============  ============

 1) These costs represent expense recognized in accordance with FASB
    Statement No. 123R, Share-based Payment.
 2) These costs represent purchase accounting charges for step-up in inventory to fair market value charged to cost of goods sold related to the sale of acquisition related inventory in the quarter ended September 30, 2008.
 3) These costs represent amortization of purchase accounting charges for acquisition related intangibles charged to expense for the quarter ended September 30, 2008.

 4) The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related inventory step-up and intangible amortization by expense category.

                             Three Months Ended September 30, 2008
                             -------------------------------------
                            Equity  Acquisition
                            Based    Inventory  Intangible
                         Compensation Step-up  Amortization   Total
                          ---------- ---------- ---------- ----------
 Cost of Sales            $  189,917 $1,056,742 $       -- $1,246,659

 Marketing                    71,023         --         --     71,023
 Research & Development      184,746         --         --    184,746
 General and
  Administrative             620,029         --    271,874    891,903
                          ---------- ---------- ---------- ----------

                          $1,065,715 $1,056,742 $  271,874 $2,394,331
                          ========== ========== ========== ==========

                    ANAREN, INC. AND SUBSIDIARIES
             Condensed Consolidated Statements of Cash Flows
                            (Unaudited)

                                                 Three Months Ended
                                                 ------------------
                                                   Sept. 30, 2008
                                                   --------------
 Cash flows from operating activities:
   Net income                                         $1,341,677
 Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
     Depreciation                                      1,878,084
     Amortization                                        382,545
     Loss on disposal of fixed asset                       4,221
     Deferred income taxes                              (267,000)
     Stock based compensation                          1,065,716
     Receivables                                       2,265,267
     Inventories                                        (313,012)
     Accounts payable                                   (606,428)
     Other assets and liabilities                       (636,403)
                                                    ------------
     Net cash provided by operating activities         5,114,667
                                                    ------------
 Cash flows from investing activities:
   Capital expenditures                               (1,833,960)
   Payment for purchase of M.S. Kennedy Corp.
    and Unicircuit, Inc.                             (47,214,726)
   Net maturities of marketable debt and
    equity securities                                  7,096,690
                                                    ------------
   Net cash used in investing activities             (41,951,996)
                                                    ------------

 Cash flows from financing activities:
   Proceeds from note payable                         49,800,000
   Payment on mortgage payable                        (1,209,574)
   Stock options exercised                                68,773
   Tax benefit from exercise of stock options              4,684
   Purchase of treasury stock                         (5,013,977)
                                                    ------------
   Net cash provided by financing activities          43,649,906
                                                    ------------

   Effect of exchange rates                                  461
   Net increase in cash and cash equivalents           6,813,038
 Cash and cash equivalents at beginning of period     10,710,825
                                                    ------------
 Cash and cash equivalents at end of period          $17,523,863
                                                    ============

CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514